U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  FORM S-8 POS
                                (Amendment No. 10)

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 WORLD AM, INC.
              (Exact Name of Company as Specified in Its Charter)

                      Nevada                                90-0142757
(State or Other Jurisdiction of Incorporation            (I.R.S. Employer
                  or Organization)                       Identification No.)

4340 Von Karman Avenue, Suite 200, Newport Beach, California     92660
       (Address of Principal Executive Offices)                 Zip Code)

     Amended and Restated Employee Stock Incentive Plan (Amendment No. 5)
                          (Full Title of the Plan)

                        Robert A. Hovee, Chief Executive Officer
                                    World Am, Inc.
                           4340 Von Karman Avenue, Suite 200
                            Newport Beach, California 92660
                                   (949) 955-5355
          (Name, Address, and Telephone Number of Agent for Service)

                                   With a copy to:
                   Brian F. Faulkner, A Professional Law Corporation
                          27127 Calle Arroyo, Suite 1923
                      San Juan Capistrano, California 92675
                                   (949) 240-1361

                        CALCULATION OF REGISTRATION FEE

Title of          Amount to be     Proposed           Proposed     Amount of
Securities        Registered       Maximum           Aggregate     Registration
to be Registered                 Offering Price    Offering Price     Fee
                                   Per Share

Common Stock       250,000,000 (1)   $0.006 (2)       $1,500,000       $46.05

(1) The Amended and Restated Employee Stock Incentive Plan (Amendment No. 5) authorizes a total of 485,000,000 shares, 235,000,000 of which have already been registered in a Form S-8 POS's filed on December 18, 2001, August 6, 2004, and February 14, 2006.

(2) This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the offering price is not known: average of the bid and ask prices as of May 18, 2007 (within 5 business days
prior to the date of filing this registration statement).   See Amended
and Restated Employee Stock Incentive Plan (Amendment No. 5), attached as Exhibit 4 to this Form S-8.

                                  PART I
            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

     See Item 2 below.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge,
(i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the
Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                 PART II
           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following are hereby incorporated by reference:

     (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on April 2, 2007.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consist of a Form 8-K filed on January 25, 2007, a Form 8-K filed on February 5, 2007, a Form 8-K filed on May 4, 2007, a Form 8-K filed on May 4, 2007, and a Form 10-QSB filed on May 15, 2007.

     (c) A description of the securities of the Company is contained in a Form SB-2 filed on July 13, 2006.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

     Brian F. Faulkner, A Professional Law Corporation, counsel for the Company as giving an opinion on the validity of the securities being registered, has received shares of common stock pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under a Form S-8 in exchange for legal services previously rendered, and to be rendered in the future, to the Company under attorney-client contracts. These legal services consist of advice and preparation work in connection with reports of the Company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation of Liability.

(a)  Articles of Incorporation and Bylaws.

     The Company's articles of incorporation provide the following with respect to liability of directors:

     "A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) the payment of dividends in violation of NRS 78.288, but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law as it may allow from time to time."

     There are no provisions in the bylaws that deal with a limitation of liability.

(b)  Nevada Revised Statutes.

     "NRS 78.138 Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders.

     (7) Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

     (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

     (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

Indemnification.

(a)  Articles of Incorporation and Bylaws.

     The Company's articles of incorporation provide the following with respect to indemnification:

     "The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended."

     "The expenses of officers and directors incurred in defending a civil or criminal officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation."

There are no provisions in the bylaws that deal with indemnification.

(b)  Nevada Revised Statutes.

     "NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     (a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

     (a) Is not liable pursuant to NRS 78.138; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

     (1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     (2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     (3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     (4)  In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

        (i)  Is not void or voidable; and

        (ii) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     (5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (iii) Include any additional or changed material information on the plan of distribution;

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

        ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

        iii.  The portion of any other free writing
        prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

        iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Newport Beach, State of California, on May 21, 2007.

                                       World Am, Inc.


                                       By:  /s/  Robert A. Hovee
                                       Robert A. Hovee
                                       Chief Executive Officer

                         Special Power of Attorney

     The undersigned constitute and appoint Robert A. Hovee their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to
this Form   S-8 Registration Statement, and to file the same with all
exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

         Signature                    Title                       Date

/s/ Robert A. Hovee         Chief Executive Officer/Director     May 21, 2007
Robert A. Hovee

/s/  David J. Barnes        Chief Financial Officer/Director     May 21, 2007
David J. Barnes

/s/ James R. Largent        Secretary/Director                   May 21, 2007
James R. Largent

                                     EXHIBIT INDEX

Number                               Description

4      Amended and Restated Employee Stock Incentive Plan
       (Amendment No. 5), dated May 4, 2007 (filed herewith).

5      Opinion Re: Legality (filed herewith).

23.1   Consent of L.L. Bradford & Company, LLC (filed herewith).

23.2   Consent of KMJ Corbin & Company, LLP (filed herewith).

23.3 Consent of Brian F. Faulkner, A Professional Law Corporation (filed herewith).

24     Special Power of Attorney (see signature page).